EXHIBIT 21.01

SUBSIDIARIES OF EACO CORPORATION

The table below sets forth all subsidiaries of EACO Corporation and the state or other jurisdiction of incorporation or organization of each.

Subsidiary	State of Incorporation

Steak House Construction Corporation	Florida